Exhibit 99.1

NEWS RELEASE

Contacts:	Gregg Piontek, VP & CFO
Newpark Resources, Inc.

281-362-6800
FOR IMMEDIATE RELEASE
Ken Dennard, Managing Partner
Karen Roan, SVP
Dennard ▪ Lascar Associates
713-529-6600

NEWPARK RESOURCES ANNOUNCES MIDDLE EAST

CONTRACT AWARD

THE WOODLANDS, TX – May 20, 2013 – Newpark Resources, Inc. (NYSE: NR) today announced that it has been awarded and has entered into a contract with the Kuwait Oil Company to provide drilling fluids and related services for land operations. The agreement has an initial term of up to five years, and subject to the customer’s activity levels the Company estimates that revenues of up to $75 million may be generated under the contract. The Company expects that work under the contract will begin in the fourth quarter of 2013.

Bruce Smith, President of Newpark Drilling Fluids, stated, “The Kuwait Oil Company award is another significant milestone in Newpark’s international expansion, reflecting our entry into the strategically important Middle East market, which is a first step in implementing our strategy of growth throughout this region.”

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2012, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to execute our business strategy and make successful business acquisitions and capital investments, our customers’ activity levels in exploration and drilling, operating hazards inherent in the oil and natural gas industry, particularly offshore, our international operations, the availability of raw materials and skilled personnel, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

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